10-08
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION COMPANY ANNOUNCES
REDEMPTION OF APPROXIMATELY $115 MILLION OF 7.55% NONCUMULATIVE
PREFERRED STOCK, SERIES A

HOUSTON, June 29, 2010 – Southern Union Company (NYSE:SUG) today announced that it has called for redemption on July 30, 2010 of all of the currently outstanding Depositary Shares (NYSE:SUG PrC) representing interests in its 7.55% Noncumulative Preferred Stock, Series A without par value (Depositary Shares) at $25 per share plus accrued and unpaid dividends.

The aggregate redemption amount to be paid to all holders of outstanding Depositary Shares is approximately $115 million plus accrued and unpaid dividends.  The reported closing price today per Depositary Share was $25.01.

Any questions about the redemption of the Depositary Shares should be directed to Wells Fargo Shareowner Services by telephone at 1-800-468-9716 or at one of the following addresses:

By Mail to:                                                                 By Overnight Courier or Hand Delivery:

Wells Fargo Shareowner Services                         Wells Fargo Shareowner Services
Corporate Actions Department                              Corporate Actions Department
P.O. Box 64858                                                          161 North Concord Exchange
St. Paul, MN 55164-0858                                          South St. Paul, MN 55075

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements and projections.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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